Exhibit 99

Edify Acquisition Corp. to Liquidate

NEW YORK, March 06, 2024 (GLOBE NEWSWIRE) --  Edify Acquisition Corp. (NASDAQ: EAC) (the “Company”) announced that the Company and Unique Logistics International, Inc. (“UNQL”) have mutually agreed to terminate the previously announced business combination agreement between the Company and UNQL, and pursuant to its Amended and Restated Certificate of Incorporation, the Company intends to dissolve and liquidate promptly after March 12, 2024. The Company will redeem all of the outstanding public shares of common stock (the “Public Shares”) at an expected per-share redemption price of approximately $10.61.

As of the close of business on March 12, 2024, the Public Shares will be deemed cancelled and will represent only the right to receive the expected per-share redemption price.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the expected per-share redemption price.

The Company expects that NASDAQ will file a Form 25 with the SEC to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s intention to redeem all of its outstanding Public Shares, the Company’s cash position or cash held in the Company’s trust account, the expected per-share redemption price, or the timing when the Company’s Public Shares will cease trading on NASDAQ. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts
Morris Beyda
Chief Financial Officer
mbeyda@edifyacq.com